EXHIBIT 99.1
AUDITED FINANCIAL STATEMENTS OF AMEGY BANCORPORATION, INC.
(FORMERLY SOUTHWEST BANCORPORATION OF TEXAS, INC.)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
Southwest Bancorporation of Texas, Inc.:

We have completed an integrated audit of Southwest Bancorporation of Texas, Inc.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Southwest Bancorporation of Texas, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of Southwest Bancorporation of Texas, Inc.’s 2004 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.  We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Klein Bancshares, Inc. from its assessment of internal control over financial reporting as of December 31, 2004 because it was acquired by the Company in a purchase business combination during 2004. We have also excluded Klein Bancshares, Inc. from our audit of internal control over financial reporting. The total assets and total revenues of Klein Bancshares, Inc. represent approximately 8% and 2%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 10, 2005

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,

	2004	2003

	(Dollars in thousands,
	except per share amounts)
ASSETS
Cash and due from banks	$327,558	$390,890
Federal funds sold and other cash equivalents	14,417	94,908

Total cash and cash equivalents	341,975	485,798
Securities — available for sale (including $319,599 and $254,235 pledged to creditors)	1,927,204	1,549,398
Securities held to maturity (fair value of $58,569 and $0)	58,033	—
Loans held for sale	107,404	96,899
Loans held for investment, net of allowance for loan losses of $49,408 and $41,611	4,490,170	3,450,062
Premises and equipment, net	164,443	117,951
Accrued interest receivable	30,200	21,630
Goodwill	149,846	25,647
Core deposit intangibles	27,246	6,185
Other assets	209,082	193,563

Total assets	$7,505,603	$5,947,133

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Demand — noninterest-bearing	$1,871,228	$1,513,038
Demand — interest-bearing	135,003	43,452
Money market accounts	2,091,624	1,709,755
Savings	205,593	131,059
Time, $100 and over	944,283	642,590
Other time	372,312	363,345

Total deposits	5,620,043	4,403,239
Securities sold under repurchase agreements	273,344	285,571
Other borrowings	770,034	679,812
Senior subordinated debenture	75,000	—
Junior subordinated deferrable interest debentures	149,486	51,547
Accrued interest payable	2,902	1,822
Other liabilities	34,380	25,821

Total liabilities	6,925,189	5,447,812

Commitments and contingencies
Shareholders’ equity:
Preferred stock — $0.01 par value, 1,000,000 shares authorized; 0 issued and outstanding at December 31, 2004 and 2003	—	—
Common stock — $1 par value, 150,000,000 shares authorized 70,198,456 issued and 70,095,949 outstanding at December 31, 2004; 68,458,286 issued and 68,427,798 outstanding at December 31, 2003	70,198	68,458
Additional paid-in capital	92,330	65,380
Retained earnings	428,311	368,069
Deferred compensation	(5,469)	(4,215)
Accumulated other comprehensive income (loss)	(3,221)	2,050
Treasury stock, at cost — 102,507 shares and 30,488 shares, respectively	(1,735)	(421)

Total shareholders’ equity	580,414	499,321

Total liabilities and shareholders’ equity	$7,505,603	$5,947,133

The accompanying notes are an integral part of the consolidated financial statements.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$217,140	$185,666	$177,837
Securities:
Taxable	56,046	43,959	52,533
Tax-exempt	9,317	5,651	4,426
Federal funds sold and other	726	968	798

Total interest income	283,229	236,244	235,594

Interest expense:
Deposits	39,830	36,971	48,962
Borrowings	16,847	8,754	10,817

Total interest expense	56,677	45,725	59,779

Net interest income	226,552	190,519	175,815
Provision for loan losses	10,212	11,850	11,037

Net interest income after provision for loan losses	216,340	178,669	164,778

Noninterest income:
Service charges on deposit accounts	46,345	40,065	33,936
Investment services	12,682	9,712	9,302
Other fee income	22,722	18,326	11,343
Bank-owned life insurance income	7,047	6,009	4,860
Other operating income	6,743	6,351	4,090
Gain on sale of loans, net	978	1,522	1,868
Gain (loss) on sale of securities, net	(12)	1,224	1,737

Total noninterest income	96,505	83,209	67,136

Noninterest expenses:
Salaries and employee benefits	117,869	97,176	81,486
Occupancy expense	37,657	29,690	24,066
Professional services	12,514	9,640	8,626
Core deposit intangible amortization expense	4,947	1,368	—
Other operating expenses	43,624	35,868	31,537

Total noninterest expenses	216,611	173,742	145,715

Income before income taxes	96,234	88,136	86,199
Provision for income taxes	27,691	27,407	26,993

Net income	$68,543	$60,729	$59,206

Earnings per common share:
Basic	$0.99	$0.89	$0.88

Diluted	$0.97	$0.87	$0.86

Dividends per common share	$0.12	$0.05	$—

The accompanying notes are an integral part of the consolidated financial statements.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
						Other
	Common Stock		Additional			Comprehensive		Total
			Paid-In	Retained	Deferred	Income	Treasury	Shareholders’
	Shares	Dollars	Capital	Earnings	Compensation	(Loss)	Stock	Equity

	(Dollars in thousands, except per share amounts)
BALANCE, DECEMBER 31, 2001	65,848,196	$65,848	$41,828	$251,552	$(1,364)	$3,870	$—	$361,734
Exercise of stock options	1,539,406	1,539	12,803					14,342
Issuance of restricted common stock, net of shares forfeited into Treasury	324,528	325	3,389		(3,714)			—
Deferred compensation amortization					853			853
Comprehensive income:
Net income for the year ended December 31, 2002				59,206				59,206
Net change in unrealized appreciation on securities available for sale, net of deferred taxes of ($6,195)						11,427		11,427
Reclassification adjustment for gains included in net income, net of deferred taxes of $696						(1,264)		(1,264)
Minimum pension liability, net of deferred taxes of $418						(775)		(775)

Total comprehensive income								68,594

BALANCE, DECEMBER 31, 2002	67,712,130	67,712	58,020	310,758	(4,225)	13,258	—	445,523
Exercise of stock options	638,376	638	5,962					6,600
Issuance of restricted common stock, net of shares forfeited into Treasury	107,000	107	1,386		(1,488)		(5)	—
Issuance of non-employee director stock	780	1	12					13
Purchase of treasury stock							(416)	(416)
Deferred compensation amortization					1,498			1,498
Cash dividends, $0.05 per common share				(3,418)				(3,418)
Comprehensive income:
Net income for the year ended December 31, 2003				60,729				60,729
Net change in unrealized appreciation on securities available for sale, net of deferred taxes of $5,109						(9,484)		(9,484)
Reclassification adjustment for gains included in net income, net of deferred taxes of $849						(1,576)		(1,576)
Minimum pension liability, net of deferred taxes of $80						(148)		(148)

Total comprehensive income								49,521

BALANCE, DECEMBER 31, 2003	68,458,286	68,458	65,380	368,069	(4,215)	2,050	(421)	499,321
Exercise of stock options	837,684	838	8,892					9,730
Issuance of restricted common stock, net of shares forfeited into Treasury	147,390	147	2,879		(3,020)		(6)	—
Issuance of non-employee director stock	7,628	8	124					132
Purchase of Klein Bancshares, Inc.	747,468	747	15,055					15,802
Purchase of treasury stock							(1,308)	(1,308)
Deferred compensation amortization					1,766			1,766
Cash dividends, $0.12 per common share				(8,301)				(8,301)
Comprehensive income:
Net income for the year ended December 31, 2004				68,543				68,543
Net change in unrealized appreciation (depreciation) on securities available for sale, net of deferred taxes of $2,630						(5,533)		(5,533)
Reclassification adjustment for losses included in net income, net of deferred taxes of ($187)						310		310
Minimum pension liability, net of deferred taxes of $26						(48)		(48)

Total comprehensive income								63,272

BALANCE, DECEMBER 31, 2004	70,198,456	$70,198	$92,330	$428,311	$(5,469)	$(3,221)	$(1,735)	$580,414

The accompanying notes are an integral part of the consolidated financial statements.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Cash flows from operating activities:
Net income	$68,543	$60,729	$59,206
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	10,212	11,850	11,037
Deferred tax expense (benefit)	(1,345)	(640)	2,758
Depreciation	14,861	11,927	9,201
Valuation adjustments for mortgage servicing rights, net	—	(2,371)	2,371
Realized (gain) loss on securities available for sale, net	12	(1,224)	(1,737)
Gain on sale of premises and equipment, net	(27)	(8)	(839)
Amortization and accretion of securities’ premiums and discounts, net	5,237	11,176	6,058
Amortization of mortgage servicing rights	2,224	4,806	4,180
Amortization of computer software	6,612	4,927	3,677
Amortization of core deposit intangibles	4,947	1,368	—
Other amortization	1,766	1,498	853
Minority interest in net income of consolidated subsidiary	—	—	40
Gain on sale of subsidiary	—	—	(1,068)
Income tax benefit from exercise of stock options	2,973	1,885	6,500
Net change in:
Loans held for sale	(10,505)	4,490	(14,365)
Other assets and liabilities, net	(6,734)	(16,802)	28,157

Net cash provided by operating activities	98,776	93,611	116,029

Cash flows from investing activities:
Proceeds from maturity and call of securities available for sale	53,280	71,119	25,370
Proceeds from sale of securities available for sale	1,162,060	652,529	139,436
Proceeds from sale of subsidiary, net of cash sold	—	—	(3,003)
Principal paydowns of mortgage-backed securities available for sale	297,108	533,194	445,632
Principal paydowns of mortgage-backed securities held to maturity	3,775	—	—
Purchase of securities available for sale	(1,593,349)	(1,573,915)	(724,668)
Purchase of Federal Reserve Bank stock	(4,052)	(28)	(294)
Proceeds from redemption of Federal Home Loan Bank stock	28,716	6,765	5,699
Purchase of Federal Home Loan Bank stock	(36,020)	(5,046)	(24,395)
Net increase in loans held for investment	(732,835)	(280,191)	(461,126)
Proceeds from sale of premises and equipment	829	82	1,905
Purchase of premises and equipment	(46,022)	(32,531)	(46,947)
Purchase of mortgage servicing rights	—	(281)	(804)
Purchase of Bank-owned life insurance policies	—	(30,000)	—
Purchase of Maxim Financial Holdings, Inc., net of cash acquired of $142,658	—	79,618	—
Purchase of Reunion Bancshares, Inc., net of cash acquired of $30,596	(20,004)	—	—
Purchase of Klein Bancshares, Inc., net of cash acquired of $78,060	(71,138)	—	—
Investment in unconsolidated equity investees	(5,808)	(3,053)	(862)

Net cash used in investing activities	(963,460)	(581,738)	(644,057)

Cash flows from financing activities:
Net increase in noninterest-bearing demand deposits	118,692	153,445	309,613
Net increase (decrease) in time deposits	202,737	61,395	(33,882)
Net increase in other interest-bearing deposits	153,350	34,814	231,470
Net increase (decrease) in securities sold under repurchase agreements	(12,227)	10,128	(82,958)
Issuance of junior subordinated deferrable interest debentures, net of cost	97,939	51,047	—
Issuance of senior subordinated debentures	75,000	—	—
Net increase in other short-term borrowings	286,470	27,242	186,212
Proceeds from long-term borrowings	2,200	200,000	100,000
Payments on long-term borrowings	(200,448)	(100,391)	(361)
Payments of cash dividends	(8,301)	(3,418)	—
Net proceeds from exercise of stock options	6,757	4,715	7,842
Purchase of treasury stock	(1,308)	(416)	—

Net cash provided by financing activities	720,861	438,561	717,936

Net increase (decrease) in cash and cash equivalents	(143,823)	(49,566)	189,908
Cash and cash equivalents at beginning of period	485,798	535,364	345,456

Cash and cash equivalents at end of period	$341,975	$485,798	$535,364

The accompanying notes are an integral part of the consolidated financial statements.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.     Nature of Operations and Summary of Significant Accounting Policies

Basis of Presentation and Nature of Operations
      The consolidated financial statements include the accounts of Southwest Bancorporation of Texas, Inc. (“the Bancorporation”) and all other entities in which the Bancorporation has a controlling financial interest (collectively referred to as the “Company”). The consolidated financial statements also include the accounts of First National Bank of Bay City, a 58% owned indirect subsidiary of the Company, through November 1, 2002. On this date, the Company sold its interest in this subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation. The accounting and financial reporting policies the Company follows conform, in all material respects, to accounting principles generally accepted in the United States of America and to general practices within the financial services industry.
      The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or a variable interest entity under accounting principles generally accepted in the United States. Voting interest entities are entities in which the total equity investment at risk is sufficient to enable the entity to finance itself independently and provides the equity holders with the obligation to absorb losses, the right to receive residual returns and the right to make decisions about the entity’s activities. The Company consolidates voting interest entities in which it has all, or at least a majority of, the voting interest. As defined in applicable accounting standards, variable interest entities (“VIEs”) are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest is present when an enterprise has a variable interest, or a combination of variable interests, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. The enterprise with a controlling financial interest, known as the primary beneficiary, consolidates the VIE. The Company’s wholly owned subsidiaries, Statutory Trust I, Statutory Trust II, and Statutory Trust III (“the Trusts”), are VIEs for which the Company is not the primary beneficiary. Accordingly, the accounts of these entities are not consolidated in the Company’s financial statements.
      On March 7, 2005, Southwest Bank of Texas National Association (“the Bank”) changed its name to Amegy Bank National Association. The Bank’s subsidiary, Mitchell Mortgage Company, L.L.C., changed its name to Amegy Mortgage Company, L.L.C. (“Amegy Mortgage”) on the same date. Subject to shareholders’ approval at the annual meeting on May 4, 2005, the name of the Company will change to Amegy Bancorporation, Inc.
      Substantially all of the Company’s revenue and income is derived from the operations of the Bank and Amegy Mortgage. The Bank provides a full range of commercial and private banking services to small and middle market businesses and individuals primarily in the Houston metropolitan area. Amegy Mortgage originates, sells and services single family residential mortgages, residential and commercial construction loans and commercial mortgages.
      On July 1, 2003, the Company completed its merger with Maxim Financial Holdings, Inc. (“Maxim”), whereby Maxim was merged into the Company. On January 31, 2004, the Company completed its merger with Reunion Bancshares, Inc. (“Reunion”), whereby Reunion was merged into the Company. On October 1, 2004, the Company completed its merger with Klein Bancshares, Inc. (“Klein”), whereby Klein was merged into the Company. The results of operations of Maxim, Reunion, and Klein have been included in the consolidated financial statements since their respective acquisition dates. See “Note 2 — Merger Related Activity” for further discussion of the mergers.

Management’s Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents
      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Funds sold, and other short term securities with original maturities of less than ninety days. Generally, Federal Funds are sold for one-day periods.
      The Company is required to maintain noninterest-bearing cash reserve balances with the Federal Reserve Bank. The average of such cash balances was approximately $20.1 million and $14.2 million for the years ended December 31, 2004 and 2003, respectively.

Securities
      Debt securities which management intends and has the ability to hold to maturity are classified as held to maturity. Securities held to maturity are stated at cost, increased by accretion of discounts and reduced by amortization of premiums, both computed by the interest method.
      Securities to be held for indefinite periods of time, including securities that management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors, are classified as available for sale and are carried at fair value. Fair values of securities are estimated based on available market quotations. Unrealized holding gains and temporary losses, net of taxes, on available for sale securities are reported as a separate component of other comprehensive income until realized. Premiums and discounts on securities available for sale are amortized/accreted as an adjustment to the securities yield based upon the interest method. Gains and losses on the sale of available for sale securities are determined using the specific identification method.
      Trading securities are carried at fair value. Realized and unrealized gains and losses on trading securities are recognized in the consolidated statement of income as they occur. The Company held no trading securities at December 31, 2004 and 2003.
      The Company reviews its financial position, liquidity and future plans in evaluating the criteria for classifying investment securities. Securities are classified among categories at the time the securities are purchased. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary would result in write-downs, as a realized loss, of the individual securities to their fair value. Management believes that based upon the credit quality of the debt securities and the Company’s intent and ability to hold the securities until their recovery, none of the unrealized loss on securities should be considered other than temporary.

Loans
      Loans held for investment are reported at the principal amount outstanding, net of unearned discounts and deferred loan fees, and including unamortized premiums or discounts. Interest income is accrued on the unpaid principal balance.
      Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Loans are designated as nonaccrual when reasonable doubt exists as to the full collection of interest and principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of interest and principal is probable. Interest accruals are resumed on

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.
      A loan is considered impaired, based on current information and events, if management believes that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. All amounts due according to the contractual terms means that both the contractual interest payments and the contractual principal payments of a loan will be collected as scheduled in the loan agreement. An insignificant delay or insignificant shortfall in the amount of payment does not require a loan to be considered impaired. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price or based on the fair value of the collateral if the loan is collateral-dependent. If the measure of the impaired loan is less than the recorded investment in the loan, a specific reserve is established for the shortfall as a component of the Company’s allowance for loan loss methodology. The Company considers all nonaccrual loans to be impaired.
      The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. The amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual.
      Loans held for sale are carried at the lower of cost or market, which is computed by the aggregate method (unrealized losses are offset by unrealized gains). The carrying amount of loans held for sale is adjusted by gains and losses generated from corresponding hedging transactions entered into to protect loss of value from increases in interest rates. Hedge positions are also used to protect the pipeline of loan applications in process from increases in interest rates. Gains and losses resulting from changes in the market value of the inventory and open hedge positions are netted.

Allowance for Loan Losses
      The allowance for loan losses is established through a provision for such losses charged against operations, which represents management’s estimate of probable losses inherent in the loan portfolio. The allowance is increased by provisions charged against current earnings and reduced by net charge-offs. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes is adequate to reflect the risks inherent in the existing loan portfolio and is based on evaluations of the collectibility and prior loss experience of loans. In making its evaluation, management considers growth in the loan portfolio, the diversification by industry of the Company’s commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the affects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for current and prior periods, the amount of nonperforming loans and related collateral, and the evaluation of its loan portfolio by the loan review function.
      The allowance has several components, which include specific reserves, migration analysis reserves, qualitative adjustments, a general reserve component, and a separate reserve for international, cross-border risk (allocated transfer risk reserve “ATRR”).
      The evaluation of the adequacy of loan collateral is often based upon estimates and appraisals. Because of changing economic conditions, the valuations determined from such estimates and appraisals may also change. Accordingly, the Company may ultimately incur losses which vary from management’s current estimates. Adjustments to the allowance for loan losses are reported in the period such adjustments become known or are reasonably estimable.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loan Fees and Costs
      Nonrefundable loan origination and commitment fees net of certain direct costs associated with originating loans held for investment are deferred and recognized as an adjustment to the related loan yield. Such fees associated with originating loans held for sale are deferred and recognized as a portion of the gain or loss on sale of loans.

Premises and Equipment
      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method and is charged to operating expense over the estimated useful lives of the assets. Depreciation expense has been computed principally using estimated lives of thirty to forty years for premises, three to five years for hardware and software, and five to ten years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining term of the respective lease or the estimated useful life of the improvement. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.

Goodwill and Other Intangibles
      Goodwill is recorded for the excess of the purchase price over the fair value of identifiable net assets, including core deposit intangibles, acquired through a merger transaction. Goodwill is not amortized, but instead is tested for impairment at least annually using both a discounted cash flow analysis and a review of the valuation of recent bank acquisitions. The discounted cash flow analysis utilizes a risk-free interest rate, estimates of future cash flows and probabilities as to the occurrence of the future cash flows. The Company utilizes its budgets and projections of future operations based upon historical and expected industry trends to estimate future cash flows and the probability of their occurring as projected. Other acquired intangible assets determined to have finite lives, such as core deposit intangibles, are amortized over their estimated useful lives in a manner that best reflects the economic benefits of the intangible asset. In addition, impairment testing is performed periodically on these amortizing intangible assets.

Other Real Estate Owned
      Real estate acquired through foreclosure is carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. Prior to foreclosure, the value of the underlying collateral of the loan is written down to its estimated fair value less estimated selling costs through a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged against operations. Operating expenses of such properties are included in other operating expenses in the accompanying consolidated statement of income.

Investments in Unconsolidated Investees
      Investments in unconsolidated investees are accounted for using the equity method of accounting when the Company has the ability to exercise significant influence, but not control, over the investees. The cost method of accounting is used when the Company has neither the ability to exercise significant influence, nor control, over the investee. Such investments are monitored for impairment as significant events occur.

Bank-Owned Life Insurance
      Bank-owned life insurance (“BOLI”) represents life insurance on the lives of certain employees who have provided positive consent allowance the Bank to be the beneficiary of such policies. Increases in the cash

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
value of the policies, as well as insurance proceeds received, are recorded in other operating income in the accompanying consolidated statement of income and are not subject to income taxes. The cash value is included in other assets in the accompanying consolidated balance sheet.

Mortgage Servicing Rights
      Mortgage servicing rights represent the right to receive future mortgage servicing fees. The Company recognizes as separate assets the right to service mortgage loans for others, whether the servicing rights are acquired through a separate purchase or through loan origination by allocating total costs incurred between the loan and the servicing rights retained based on their relative fair values. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. The Company periodically evaluates the carrying value of the mortgage servicing rights in relation to the present value of the estimated future net servicing revenue based on management’s best estimate of the amount and timing of expected future cash flows, including assumptions about loan repayment rates, credit loss experience, and costs to service, as well as discount rates that consider the risk involved.
      Mortgage servicing rights are reported as a component of other assets in the accompanying consolidated balance sheet. Fair value is determined by using quoted market prices for mortgage servicing rights with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. For purchased mortgage servicing rights, the cost of acquiring loan servicing contracts is capitalized to the extent such costs do not exceed the amount by which the present value of estimated future servicing revenue exceeds the present value of expected future servicing costs.
      Mortgage loans serviced for others are not included in the consolidated balance sheet. The unpaid principal balance of mortgage loans serviced for others was approximately $849.9 million, $931.0 million, and $1.07 billion at December 31, 2004, 2003 and 2002, respectively.
      Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $28.0 million and $20.7 million at December 31, 2004 and 2003, respectively.

Earnings and Dividends per Common Share
      Basic earnings per common share is computed by dividing income available for common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per common share is computed by dividing income available for common shareholders, adjusted for any changes in income that would result from the assumed conversion of all potential dilutive common shares, by the sum of the weighted average number of common shares outstanding and the effect of all potential dilutive common shares outstanding for the period.
      Cash dividends per common share represent the historical cash dividends of the Company. Dividends are recorded as a payable on the declaration date.
      On June 17, 2004, the Company declared a stock split effected by a stock dividend payable at the rate of one share of the Company’s common stock for each share of the Company’s common stock issued and outstanding as of July 1, 2004, payable on July 15, 2004, to the holders of record as of the close of business on July 1, 2004. This stock split has been given retroactive effect in the accompanying financial statements and related notes. In addition, earnings and dividends per common share data has been restated for all periods presented.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
      Provision for income taxes is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities (excluding deferred tax assets and liabilities associated with components of other comprehensive income). Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted rates. A valuation allowance, if needed, reduces deferred tax assets to the expected amount most likely to be realized. Realization of deferred tax assets is dependent upon the generation of a sufficient level of future taxable income and recoverable taxes paid in prior years. Although realization is not assured, management believes it is more likely than not that all of the deferred tax assets will be realized.

Comprehensive Income
      Comprehensive income includes all changes in shareholders’ equity during a period, except those resulting from transactions with shareholders. Besides net income, other components of the Company’s comprehensive income include the after tax effect of changes in the fair value of securities available for sale and minimum pension liability adjustments. Comprehensive income is reported in the accompanying consolidated statement of shareholders’ equity.

Deferred Compensation
      Deferred compensation is recorded as a component of shareholders’ equity for non-vested stock awards issued The compensation is valued at the grant date and recognized over the vesting period.

Stock-Based Compensation
      The Company applies the intrinsic value method in accounting for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”). Because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized on options granted.
      In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (“SFAS No. 123”) which, if fully adopted by the Company, would change the method the Company applies in recognizing the expense of its stock-based compensation plans for awards subsequent to 1994. Adoption of the expense recognition provisions of SFAS No. 123 is optional and the Company decided not to elect these provisions of SFAS No. 123. However, pro forma disclosures as if the Company adopted the expense recognition provisions of SFAS No. 123 are required by SFAS No. 123 and are presented below.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      If the fair value based method of accounting under SFAS No. 123 had been applied, the Company’s net income available for common shareholders and earnings per common share would have been reduced to the pro forma amounts indicated below (assuming that the fair value of options granted during the year are amortized over the vesting period):

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands,
	except per share amounts)
Net income
As reported	$68,543	$60,729	$59,206
Pro forma	$65,834	$58,312	$57,009
Stock-based compensation cost, net of income taxes
As reported	$1,148	$1,034	$586
Pro forma	$3,857	$3,451	$2,783
Basic earnings per common share
As reported	$0.99	$0.89	$0.88
Pro forma	$0.95	$0.86	$0.85
Diluted earnings per common share
As reported	$0.97	$0.87	$0.86
Pro forma	$0.93	$0.84	$0.83
      The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts. The Company anticipates making awards in the future under its stock-based compensation plans.
      The Company expects to adopt the provisions of Statement of Financial Accounting Standards No. 123, Share-Based Payment, (“SFAS No. 123R”) on July 1, 2005. See “Note 1 — New Accounting Pronouncements” for additional information.

Derivative Financial Instruments
      The Company recognizes all derivative financial instruments, such as forward option contracts, commitments to originate loans held for sale, and commitments to sell mortgage loans, in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders’ equity as a component of other comprehensive income depending on whether the derivative financial instrument qualifies and is designated for hedge accounting, and if so, whether it qualifies as a fair value hedge or a cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair value of the hedged items that relate to the hedged risk(s). Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in the statement of income. For the years ended December 31, 2004, 2003, and 2002, the impact of the Company’s derivative financial instruments was immaterial.

Off-Balance Sheet Financial Instruments
      In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments to sell mortgage loans, commercial letters of credit

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Segment Information
      In accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, the Company uses the “management approach” for reporting business segment information. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.
      The Company considers its business as two operating segments: the bank and the mortgage company. The Company has disclosed results of operations relating to the two segments in Note 18 to the consolidated financial statements.

Reclassifications
      Certain previously reported amounts have been reclassified to conform to the 2004 financial statement presentation. These reclassifications had no effect on net income, shareholders’ equity, or cash flows.

New Accounting Pronouncements
      On December 16, 2003, the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”). SOP 03-3 provides guidance on the accounting for differences between contractual and expected cash flows from the purchaser’s initial investment in loans or debt securities acquired in a transfer, if those differences are attributable, at least in part, to credit quality. Among other things, SOP 03-3: (1) prohibits the recognition of the excess of contractual cash flows over expected cash flows as an adjustment of yield, loss accrual, or valuation allowance at the time of purchase; (2) requires that subsequent increases in expected cash flows be recognized prospectively through an adjustment of yield; and (3) requires the subsequent decreases in expected cash flows be recognized as an impairment. In addition, SOP 03-3 prohibits the creation or carrying over of a valuation allowance in the initial accounting of all loans within its scope that are acquired in a transfer. SOP 03-3 becomes effective for loans or debt securities acquired in fiscal years beginning after December 15, 2004. The Company does not expect the requirements of SOP 03-3 to have a material impact on its financial condition or results of operations.
      On March 9, 2004, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB No. 105”). SAB No. 105 summarizes the view of the staff regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments including recognition of the loan commitment and financial statement disclosures. The requirements of SAB No. 105 did not have a material impact on the financial condition or results of operations of the Company.
      On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R. SFAS No. 123R eliminates the ability to account for stock-based compensation using APB No. 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. The provisions of this statement become effective for all equity awards granted after July 1, 2005 as well as equity awards that are unvested on that date. Although the Company has not yet completed an analysis to quantify the exact impact the new standard will have on its future financial performance, the Stock-Based Compensation disclosures in “Note 1 — Basis of Presentation” provide detail as to the Company’s financial performance as if the Company had applied the fair value based method and recognition provision of SFAS No. 123 to stock-based compensation in the current reporting periods.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On June 4, 2004, the Emerging Issues Task Force (“EITF”) issued EITF Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. Generally, an impairment is considered other-than-temporary unless: (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to or beyond the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, an impairment loss should be recognized equal to the difference between the investment’s cost and its fair value. Certain disclosure requirements of EITF 03-01 were adopted in 2003. The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. In September 2004 the effective date of these provisions was delayed until the finalization of a FASB Staff Position to provide additional implementation guidance. The Company continues to follow the requirements of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and Staff Accounting Bulletin No. 59, Accounting for Noncurrent Marketable Equity Securities.

2.	Merger Related Activity
      The mergers described below were accounted for as purchase transactions. The purchase prices have been allocated to the assets acquired and the liabilities assumed based on their estimated fair value at the date of the mergers. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill, none of which is expected to be deductible for tax purposes. Goodwill is evaluated annually for possible impairment under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.
      On July 1, 2003, the Company completed its merger with Maxim, whereby its subsidiary, MaximBank was merged with and into the Bank. The addition of the eight Maxim branches expands the Company’s branch network to include Galveston County, Texas. The merger was a cash transaction valued at $63.0 million. The source of the funds for the merger was available cash.
      On January 31, 2004, the Company completed its merger with Reunion, whereby its subsidiary, Lone Star Bank (“Lone Star”) was merged with and into the Bank. The addition of the five Lone Star branches expands the Company’s branch network to include the Dallas market and represents an attractive growth opportunity for the Company. The merger was a cash transaction with $43.5 million paid at closing and an additional $6.5 million deposited into an escrow account. The release of this account is contingent upon the performance of the loan portfolio and other potential liabilities over a three-year period. In addition, the Bank paid $600,000 to Reunion’s financial advisor in connection with this transaction. The purchase price was funded through the proceeds of $51.5 million of junior subordinated deferrable interest debentures issued in October 2003.
      On October 1, 2004, the Company completed its merger with Klein, whereby its subsidiary, Klein Bank & Trust was merged with and into the Bank. The addition of the 27 Klein branches expands the Company’s branch network in the northwest quadrant of the Houston metropolitan area. The merger was a cash and common stock transaction with $149.2 million of the $165.0 million purchase price paid in cash and the remainder paid through the issuance of 747,468 common shares of the Company. These shares were valued at the average of the closing price of the Company’s common stock for the fifteen business days ended five business days prior to the merger date. The cash portion of the purchase price was funded through the proceeds of $36.1 million of junior subordinated deferrable interest debentures and $75.0 million of senior subordinated debentures issued in September 2004.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarized the estimated fair value of the assets acquired and liabilities assumed at the date of the mergers.

	Maxim	Reunion	Klein
	July 1, 2003	January 31, 2004	October 1, 2004

	(Dollars in thousands)
Cash	$142,658	$30,596	$78,060
Securities	59,781	30,946	329,862
Loans	98,362	163,822	163,086
Loan premium (discount)	6,678	(1,038)	5,574
Allowance for loan losses	(1,426)	(2,116)	(1,354)
Goodwill	23,253	29,755	94,248
Core deposit intangibles	7,553	6,379	19,629
Other assets	11,929	3,779	23,969
Deposits	(241,129)	(207,026)	(535,644)
Deposit (premium) discount	(407)	(39)	684
Borrowings	(37,531)	(2,000)	—
Other liabilities	(6,681)	(2,458)	(13,114)

Cost	$63,040	$50,600	$165,000

      Core deposit intangibles (“CDI”) are amortized using an economic life method based on deposit attrition projections derived from nationally-observed patterns within the banking industry. As a result, CDI amortization will decline over time with most of the amortization during the initial years. The Maxim CDI is being amortized over a weighted average period of eight and one-half years with no residual value. The Lone Star CDI is being amortized over a weighted average period of thirteen and one-third years with no residual value. The Klein CDI is being amortized over a weighted average period of twelve years with no residual value.
      The unaudited pro forma combined results, as if Maxim, Reunion, and Klein had been included in operations at January 1, 2003, are estimated to be as follows.

	Pro Forma Year Ended
	December 31,

	2004	2003

	(Dollars in thousands,
	except per share
	amounts)
Net interest income after provision for loan losses and noninterest income	$343,598	$316,251
Income before income taxes	104,430	98,999
Net income	73,938	68,113
Earnings per common share, basic	$1.06	$0.99
Earnings per common share, diluted	$1.04	$0.97
      Maxim recorded a gain on sale of securities of $5.3 million in the second quarter of 2003, which has been recorded in the pro forma results above. These pro forma results are not necessarily indicative of what actually would have occurred if the merger had been completed as of the beginning of each fiscal period presented, nor are they necessarily indicative of future consolidated results.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Securities
      The amortized cost and fair value of securities classified as available for sale and held to maturity is as follows:

	December 31, 2004

		Gross Unrealized
	Amortized
	Cost	Gain	Loss	Fair Value

		(Dollars in thousands)
Available for sale:
U.S. Government and agency securities	$388,061	$246	$(2,623)	$385,684
Mortgage-backed securities	1,237,420	3,820	(11,076)	1,230,164
Municipal securities	246,705	7,564	(1,392)	252,877
Federal Reserve Bank stock	8,511	—	—	8,511
Federal Home Loan Bank stock	32,772	—	—	32,772
Other securities	17,196	—	—	17,196

Total securities available for sale	$1,930,665	$11,630	$(15,091)	$1,927,204

Held to maturity:
Mortgage-backed securities	$58,033	$536	$—	$58,569

Total securities held to maturity	$58,033	$536	$—	$58,569

	December 31, 2003

		Gross Unrealized
	Amortized
	Cost	Gain	Loss	Fair Value

		(Dollars in thousands)
Available for sale:
U.S. Government and agency securities	$250,359	$841	$(102)	$251,098
Mortgage-backed securities	1,101,988	7,078	(8,320)	1,100,746
Municipal securities	152,927	5,905	(754)	158,078
Federal Reserve Bank stock	4,459	—	—	4,459
Federal Home Loan Bank stock	25,469	—	—	25,469
Other securities	9,455	93		9,548

Total securities available for sale	$1,544,657	$13,917	$(9,176)	$1,549,398

      The following table displays the gross unrealized losses and fair value of investments as of December 31, 2004 that were in a continuous unrealized loss position for the periods indicated:

	Less Than 12 Months		Greater Than 12 Months		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

	(Dollars in thousands)
U.S. Government and agency securities	$272,478	$(2,623)	$—	$—	$272,478	$(2,623)
Mortgage-backed securities	722,889	(7,035)	202,543	(4,041)	925,432	(11,076)
Municipal securities	56,349	(1,048)	12,668	(344)	69,017	(1,392)

Total	$1,051,716	$(10,706)	$215,211	$(4,385)	$1,266,927	$(15,091)

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Declines in the fair value of individual securities below their cost that are other than temporary would result in write-downs, as a realized loss, of the individual securities to their fair value. Management believes that based upon the credit quality of the debt securities and the Company’s intent and ability to hold the securities until their recovery, none of the unrealized loss on securities should be considered other than temporary.
      The scheduled maturities of securities classified as available for sale and held to maturity is as follows:

	December 31, 2004		December 31, 2003

	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value

		(Dollars in thousands)
Available for sale:
Within one year	$112,383	$112,287	$24,833	$25,056
After one year through five years	301,809	300,350	231,279	232,022
After five years through ten years	124,951	127,665	19,248	19,962
Over ten years	95,623	98,259	127,926	132,136

	634,766	638,561	403,286	409,176
Mortgage-backed securities	1,237,420	1,230,164	1,101,988	1,100,746
Federal Reserve Bank stock	8,511	8,511	4,459	4,459
Federal Home Loan Bank stock	32,772	32,772	25,469	25,469
Other securities	17,196	17,196	9,455	9,548

Total securities available for sale	$1,930,665	$1,927,204	$1,544,657	$1,549,398

Held to maturity:
Mortgage-backed securities	$58,033	$58,569	$—	$—

Total securities held to maturity	$58,033	$58,569	$—	$—

      Securities with a carrying value of $1.13 billion and $921.6 million at December 31, 2004 and 2003, respectively, have been pledged to collateralize repurchase agreements, public deposits, and other items.
      Gross gains of $2.3 million, $2.2 million, and $2.3 million and gross losses of $2.3 million, $961,000, and $562,000 were recognized on sales of investment securities for the years ended December 31, 2004, 2003, and 2002, respectively. The tax expense (benefit) applicable to these net realized gains and losses was ($4,000), $429,000, and $608,000, respectively.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Loans
      A summary of loans outstanding classified by purpose follows:

	December 31,

	2004	2003

	(Dollars in thousands)
Commercial and industrial	$2,052,051	$1,502,802
Real estate:
Construction and land development	800,335	709,914
1-4 family residential	720,825	562,954
Other	835,416	575,155
Consumer	132,226	142,512
Unamortized loan premiums and discounts, net	9,465	6,107
Unearned income and fees, net of related costs	(10,740)	(7,771)
Allowance for loan losses	(49,408)	(41,611)

Loans held for investment, net	4,490,170	3,450,062
Loans held for sale	107,404	96,899

Total loans, net	$4,597,574	$3,546,961

      An analysis of the allowance for loan losses, which includes activity related to allowances on impaired loans calculated in accordance with SFAS No. 114 and activity related to other loan loss allowances determined in accordance with SFAS No. 5, is as follows:

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Allowance for loan losses, beginning balance	$41,611	$35,449	$30,856
Provision charged against operations	10,212	11,850	11,037
Charge-offs	(9,032)	(8,265)	(7,092)
Recoveries	3,147	1,151	736
Allowance acquired through mergers and acquisitions	3,470	1,426	—
Adjustment for sale of subsidiary	—	—	(88)

Allowance for loan losses, ending balance	$49,408	$41,611	$35,449

      The following is a summary of loans considered to be impaired:

	December 31,

	2004	2003

	(Dollars in thousands)
Impaired loans with no SFAS No. 114 valuation reserve	$4,342	$8,838
Impaired loans with a SFAS No. 114 valuation reserve	20,944	7,970

Total recorded investment in impaired loans	$25,286	$16,808

Valuation allowance related to impaired loans	$5,848	$2,768

      The average recorded investment in impaired loans during 2004, 2003, and 2002 was $21.0 million, $19.9 million, and $22.1 million, respectively. Interest income on impaired loans of $170,000, $0, and $178,000 was recognized for cash payments received in 2004, 2003 and 2002, respectively. The increase in the

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
valuation allowance related to impaired loans is the result of an increase in the recorded investment in impaired loans from $16.8 million at December 31, 2003 to $25.3 million at December 31, 2004.
      The Company has loans, deposits, and other transactions with its principal shareholders, officers, directors and organizations with which such persons are associated which were made in the ordinary course of business. The aggregate amount of term loans to such related parties was $91.7 million and $59.2 million at December 31, 2004 and 2003, respectively. Following is an analysis of activity with respect to these amounts:

	December 31,

	2004	2003

	(Dollars in thousands)
Balance, beginning of year	$59,207	$46,562
New loans	49,182	37,199
Repayments	(16,697)	(24,554)

Balance, end of year	$91,692	$59,207

Revolving lines of credit to related parties	$84,052	$78,292
Amount outstanding under revolving lines of credit	35,756	43,209

5.	Premises and Equipment
      Premises and equipment consist of the following:

	December 31,

	2004	2003

	(Dollars in thousands)
Land	$39,056	$20,035
Premises and leasehold improvements	111,938	87,689
Furniture and equipment	112,847	91,842

	263,841	199,566
Less accumulated depreciation and amortization	(99,398)	(81,615)

	$164,443	$117,951

6.	Goodwill and Core Deposit Intangibles
      Changes in the carrying amount of the Company’s goodwill and core deposit intangibles for the years ended December 31, 2004 and 2003 were as follows:

	Year Ended December 31,

	2004		2003

		Core Deposit		Core Deposit
	Goodwill	Intangibles	Goodwill	Intangibles

	(Dollars in thousands)
Balance, beginning of year	$25,647	$6,185	$2,590	$—
Acquisition of Maxim	—	—	23,057	7,553
Acquisition of Reunion	29,755	6,379	—	—
Acquisition of Klein	94,248	19,629	—	—
Adjustment to acquisition of Maxim	196	—	—	—
Amortization	—	(4,947)	—	(1,368)

Balance, end of year	$149,846	$27,246	$25,647	$6,185

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table shows the current period and estimated future amortization expense for core deposit intangibles:

Core Deposit
Intangibles

(Dollars in thousands)
Year ended December 31, 2004	$4,947
Estimate for year ended December 31,
2005	$7,980
2006	5,431
2007	4,141
2008	3,137
2009	2,212
Thereafter	4,345

7.	Other Assets
      Other assets consist of the following:

	December 31,

	2004	2003

	(Dollars in thousands)
Other real estate and foreclosed property	$8,887	$4,248
Deferred income taxes	—	2,561
Banker’s acceptances	429	2,422
Investment in unconsolidated investees	9,671	4,549
Cash value of Bank-owned life insurance	127,189	121,665
Factored receivables	35,126	31,958
Mortgage servicing rights, net	7,121	8,299
Other	20,659	17,861

	$209,082	$193,563

      Investments in unconsolidated investees represent equity investments in the Trusts and enterprises that primarily make investments in middle market businesses in the form of debt and equity capital. Unfunded commitments to unconsolidated investees were approximately $12.6 million at December 31, 2004. The Company has no other guarantees of investee activity.

8.	Mortgage Servicing Rights
      The Company originates residential and commercial mortgage loans both for its own portfolio and to sell to investors with servicing rights retained through its ownership of Amegy Mortgage. Amegy Mortgage also purchases mortgage servicing rights.
      Mortgage servicing assets are periodically evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and original loan term (primarily 15 and 30 years). Fair value is determined by using quoted market prices for mortgage servicing rights with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. In periods of falling market interest rates, accelerated loan prepayment speeds can adversely impact the fair value of these mortgage-servicing rights relative to their book value. In the event that the fair value of these assets were to increase in

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the future, the Company can recognize the increased fair value to the extent of the impairment allowance but cannot recognize an asset in excess of its amortized book value. Any provision and subsequent recovery would be recorded as a component of other fee income in the consolidated statement of income.
      The following table summarizes the changes in capitalized mortgage servicing rights for the periods indicated:

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Mortgage servicing rights:
Balance, beginning of period	$8,299	$10,628	$12,008
Originations	1,046	2,196	1,996
Purchases	—	281	804
Amortization	(2,224)	(4,806)	(4,180)

Balance, end of period	7,121	8,299	10,628

Valuation allowance:
Balance, beginning of period	—	2,371	—
Provision	—	234	2,700
Recovery	—	(2,605)	(329)

Balance, end of period	—	—	2,371

Mortgage servicing rights, net	$7,121	$8,299	$8,257

      The fair value of these servicing rights was approximately $10.1 million, $10.9 million, and $9.8 million at December 31, 2004, 2003, and 2002, respectively. The fair value of servicing rights was determined using discount rates ranging from 9.5% to 20.5% and prepayment speeds ranging from 194.3% to 1,527.5% of standard Public Securities Association prepayment speeds, depending upon the stratification of the specific mortgage servicing right. A decrease in mortgage interest rates of 25 basis points and 50 basis points would result in an estimated fair value of capitalized mortgage servicing rights of $9.6 million and $9.1 million, respectively, as of December 31, 2004.
      The portfolio of loans serviced for others totaled $849.9 million, $931.0 million, and $1.07 billion at December 31, 2004, 2003, and 2002, respectively. Capitalized mortgage servicing rights represent 84 basis points, 89 basis points, and 77 basis points of the portfolio serviced at December 31, 2004, 2003, and 2002, respectively.
      To the extent that capitalized mortgage servicing rights exceed fair value, a valuation allowance is recorded. During the third quarter of 2003, the Company recognized a non-cash, pretax, recovery of the carrying value of the mortgage servicing asset of $2.6 million in accordance with the quarterly revaluation of the capitalized mortgage servicing costs. With this recovery, the Company’s valuation allowance originally recorded in the third quarter of 2002 has been fully recovered.
      The provision for capitalized mortgage servicing rights in excess of fair value and subsequent recovery are included in other fee income in the consolidated statement of income for the years ended December 31, 2003 and 2002. No such provision was recognized in 2004.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Deposits
      At December 31, 2004, scheduled maturities of time deposits are summarized as follows:

December 31,
2004

(Dollars in thousands)
2004	$1,059,003
2005	185,799
2006	36,130
2007	22,330
2008	13,324
Thereafter	9

$1,316,595

      At December 31, 2004 and 2003, the aggregate amount of deposits from related parties was $115.8 million and $85.5 million, respectively.
      Brokered deposits were $121.3 million and $156.4 million at December 31, 2004 and 2003, respectively. The Bank’s brokered deposits are attributable to a major treasury management relationship whereby the Bank provides banking and treasury management services to mortgage companies throughout the United States. Under this relationship, a referring source, whose business is to lend money to mortgage companies, introduces its customers to the Bank. Deposits garnered as a result of those introductions are classified as brokered deposits for financial and regulatory reporting purposes.

10.	Subordinated Debentures

Junior Subordinated Deferrable Interest Debentures
      The Company has issued a total of $149.5 million of junior subordinated deferrable interest debentures to three wholly-owned statutory business trusts, Statutory Trust I (“Trust I”), Statutory Trust II (“Trust II”), and Statutory Trust III (“Trust III”). The trusts are considered variable interest entities for which the Company is not the primary beneficiary. Accordingly, the accounts of the trusts are not included in the Company’s consolidated financial statements. See “Note 1 — Nature of Operations and Summary of Significant Accounting Policies” for additional information about the Company’s consolidation policy. Details of the Company’s transactions with these trusts are presented below.

			Trust	Junior		Interest
			Preferred	Subordinated		Rate at
	Issuance	Maturity	Securities	Debt Owned		December 31,	Redemption
Description	Date	Date	Outstanding	by Trust	Interest Rate	2004	Date

	(Dollars in thousands)
Statutory Trust I	10/7/2003	12/17/2033	$50,000	$51,547	3-month LIBOR plus 2.85%	5.35%	12/17/2008
Statutory Trust II	9/24/2004	10/7/2034	35,000	36,083	3-month LIBOR plus 1.90%	3.84%	10/7/2009
Statutory Trust III	12/13/2004	12/15/2034	60,000	61,856	3-month LIBOR plus 1.78%	4.24%	12/15/2009

			$145,000	$149,486

      The Debentures are the sole assets of the Trusts and are subordinate to all of the Company’s existing and future obligations for borrowed or purchased money, obligations under letters of credit and certain derivative contracts, and any guarantees by the Company of any of such obligations. The proceeds, net of issuance costs,

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from these offerings were used to fund the cash purchase price for Reunion and Klein and to augment the Company’s capital ratios to support its loan growth. See “Note 2 — Merger Related Activity” for further discussion of the mergers.
      The Company’s obligations under the Debentures, the related indentures, the trust agreements relating to the trust securities, and the guarantees constitute full and unconditional guarantees by the Company of the obligations of the Trusts under the trust preferred securities.
      The Debentures are subject to redemption at the option of the Company, subject to prior regulatory approval, in whole or in part on or after the dates indicated in the table above, or in full within 90 days after the occurrence of certain events that either would have a negative tax effect on the Trusts or the Company, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in the Trusts being treated as an investment company. Upon repayment of the Debentures at their stated maturity or following their earlier redemption, the Trusts will use the proceeds of such repayment to redeem an equivalent amount of outstanding trust preferred securities and trust common securities.

Senior Subordinated Debentures
      On September 22, 2004, the Company entered into a Subordinated Debenture Purchase Agreement. Under the terms of this agreement, the Company issued an aggregate principal amount of $75.0 million in floating rate subordinated debt. All amounts due and owed under the Subordinated Debenture are to be repaid in full on September 22, 2014. The Subordinated Debenture bears interest at LIBOR plus 125 basis points. The interest rate on the Subordinated Debenture was 3.17% at December 31, 2004. This agreement includes a financial covenant that the Company shall maintain such capital as may be necessary to cause the Company to be classified as “adequately capitalized” and the Bank shall maintain such capital as may be necessary to cause it to be classified as “well capitalized” as of the end of each calendar quarter. Upon declaration of or a continuing event of default, the Company will be restricted from declaring or paying or causing or permitting any subsidiary to pay a cash dividend or other distribution to parties that are ranked junior to the holders of the subordinated debt. The Company has agreed to certain restrictions on its ability to incur additional indebtedness that is senior to the Subordinated Debenture. If the subordinated debt ceases to qualify as Tier 2 capital under the applicable rules and regulations promulgated by the Board of Governor of the Federal Reserve System, the Company and the lender may restructure the debt as a senior unsecured obligation of the Company or the Company may repay the debt. The Company used the proceeds of the debenture to fund the cash purchase price for Klein and to augment the Company’s capital ratios to support its loan growth. See “Note 2 — Merger Related Activity” for further discussion of the merger.

11.	Securities Sold Under Repurchase Agreements and Other Borrowings
      Securities sold under repurchase agreements and short-term borrowings generally represent borrowings with maturities ranging from one to thirty days. Short-term borrowings consist of federal funds purchased, overnight borrowings with the Federal Home Loan Bank of Dallas (“the FHLB”), and U.S. Treasury demand notes. U.S. Treasury demand notes represent borrowings from the U.S. Treasury that are secured by qualifying securities and commercial loans and are placed at the discretion of the U.S. Treasury. The Company’s long-term borrowings generally consist of borrowings with the Federal Home Loan Bank

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(“FHLB”) with original maturities in excess of one year. Information relating to these borrowings is summarized as follows:

	December 31,

	2004	2003

	(Dollars in thousands)
Securities sold under repurchase agreements:
Average	$357,692	$261,320
Period-end	273,344	285,571
Maximum month-end balance during period	518,719	303,764
Interest rate:
Weighted average for the period	0.96%	0.88%
Weighted average at period-end	1.29%	0.72%
Short-term borrowings:
Average	$543,159	$276,193
Period-end	759,624	473,154
Maximum month-end balance during period	929,074	473,154
Interest rate:
Weighted average for the period	1.40%	1.11%
Weighted average at period-end	2.19%	0.98%
Long-term borrowings:
Average	$109,983	$172,744
Period-end	10,410	206,658
Maximum month-end balance during period	210,788	306,824
Interest rate:
Weighted average for the period	1.61%	1.68%
Weighted average at period-end	6.01%	1.30%
      Securities sold under repurchase agreements generally include U.S. Government and agency securities and are maintained in safekeeping by correspondent banks. The Company enters into these repurchase agreements as a service to its customers.
      Subject to certain limitations, the Bank may borrow funds from the FHLB in the form of advances. Credit availability from the FHLB to the Bank is based on the Bank’s financial and operating condition. Borrowings from the FHLB by the Bank were approximately $557.4 million and $203.3 million at December 31, 2004 and 2003, respectively, and are included as a component of other borrowings in the accompanying consolidated balance sheet. The Bank has pledged $601.7 million of its securities portfolio and $893.6 million of its loan portfolio as collateral for its borrowings from the FHLB at December 31, 2004. In addition to creditworthiness, the Bank must own a minimum amount of FHLB capital stock. Currently, the minimum is 0.15% of total assets or $1,000, whichever is greater (not to exceed $25 million), plus 4.25% of outstanding advance balances plus 4.25% of the outstanding principal balance of Mortgage Partnership Finance Program loans retained in the Bank’s balance sheet. Unused borrowing capacity at December 31, 2004 was approximately $897.4 million.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004, the contractual maturities of long-term borrowings are as follows:

Year Ending
December 31,

(Dollars in
thousands)
2005	$2,487
2006	526
2007	568
2008	1,024
2009	652
Thereafter	5,153

$10,410

12.	Income Taxes
      The income tax provision (benefit) for the years ended December 31, 2004, 2003 and 2002 is composed of the following:

	2004	2003	2002

	(Dollars in thousands)
Current	$29,036	$28,047	$24,235
Deferred	(1,345)	(640)	2,758

Total	$27,691	$27,407	$26,993

      The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred income tax assets and liabilities and their approximate tax effects are as follows:

	December 31, 2004		December 31, 2003

	Temporary	Tax	Temporary	Tax
	Differences	Effect	Differences	Effect

	(Dollars in thousands)
Future deductible differences:
Allowance for loan losses	$34,330	$12,015	$31,264	$10,942
Mortgage servicing rights	2,485	870	3,558	1,245
Unrealized loss on securities available for sale	3,461	1,211	—	—
Unfunded pension liability	1,494	523	1,420	497
Other	3,457	1,210	961	336

Deferred income tax asset	$45,227	15,829	$37,203	13,020

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2004		December 31, 2003

	Temporary	Tax	Temporary	Tax
	Differences	Effect	Differences	Effect

	(Dollars in thousands)
Future taxable differences:
Unrealized gain on securities available for sale	$—	$—	$4,741	$1,763
Market discount on securities	1,946	681	1,626	569
Federal Home Loan Bank stock dividends	2,793	978	2,304	806
Bank premises	17,461	6,111	8,792	3,077
Core deposit intangibles and loan premiums	37,298	13,054	12,126	4,244

Deferred income tax liability	$59,498	20,824	$29,589	10,459

Net deferred tax asset (liability)		$(4,995)		$2,561

      The reconciliation between the Company’s effective income tax rate and the statutory federal income tax rate is as follows:

	Year Ended December 31,

	2004	2003	2002

Statutory federal income tax rate	35.00%	35.00%	35.00%
Tax-exempt income from Bank-owned life insurance	(2.55)	(2.38)	(1.90)
Tax-exempt interest income	(3.66)	(2.59)	(1.95)
Other	0.29	1.07	0.16

Effective income tax rate	29.08%	31.10%	31.31%

13.	Comprehensive Income
      The components of comprehensive income are reported in the accompanying consolidated statement of changes in shareholders’ equity.
      The components of accumulated other comprehensive income, net of tax, are as follows:

	December 31,

	2004	2003

	(Dollars in thousands)
Net unrealized gain (loss) on securities available for sale	$(2,250)	$2,973
Minimum pension liability	(971)	(923)

Total accumulated other comprehensive income (loss)	$(3,221)	$2,050

14.	Employee Benefits

Stock-Based Compensation Plan
      The Company sponsors, and currently grants awards under, the Southwest Bancorporation of Texas, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Plan”), which is a stock-based compensation plan as described below. The Company has also sponsored similar stock-based compensation plans in prior years.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Options
      Under the Omnibus Plan, the Company is authorized to issue up to 4,500,000 shares of common stock pursuant to “Awards” granted in the form of incentive stock options which qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options which do not qualify under Section 422 of the Code, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, covered employee annual incentive awards, and other stock-based awards. Awards may be granted to selected employees and directors of the Company or any subsidiary. The Omnibus Plan provides that the exercise price of any qualified incentive stock option may not be less than the fair market value of the common stock on the date of grant, and that the exercise price of any nonqualified stock option may be equal to, greater than or less than the fair market value of the common stock on the date of grant.
      The Company granted 861,051, 1,237,200 and 1,276,000 stock options in 2004, 2003 and 2002, respectively. These stock options were granted with an exercise price as determined in each individual grant agreement. The majority of the options granted in 2004 vest over a four year period commencing on the date of the grant (i.e., 25% vest on each anniversary of the date of grant) The majority of the options granted in prior years vest over a five year period commencing on the date of grant (i.e., 60% vest on the third anniversary of the date of grant and 20% vest on each of the next two anniversaries of the date of grant) with the remaining options vesting over a period not to exceed five years.
      In accordance with APB 25, compensation expense is recognized for discounted stock options granted and for performance-based stock options granted (but not for the stock options having exercise prices equal to the fair market value on the date of grant). The Company has recognized $0 of compensation expense in connection with these grants in 2004 and 2003 and $19,000 of compensation expense in connection with these grants in 2002.
      A summary of the status of the Company’s stock options as of December 31, 2004, 2003, and 2002 and the change during the years is as follows:

	2004		2003		2002

	Number of	Weighted	Number of	Weighted	Number of	Weighted
	Shares	Average	Shares	Average	Shares	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices

Outstanding at beginning of the year	5,588,106	$11.36	5,146,192	$10.00	5,471,866	$7.36
Granted at-the-money	861,051	20.78	1,237,200	15.52	1,276,000	15.60
Exercised	(837,684)	8.07	(638,376)	7.34	(1,539,406)	5.16
Forfeited	(235,772)	15.17	(156,910)	16.15	(62,268)	11.18

Outstanding at end of year	5,375,701	$13.18	5,588,106	$11.36	5,146,192	$10.00

Exercisable at end of year	2,455,914	$9.02	2,555,350	$7.53	2,400,210	$6.21

      The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes stock option valuation model with the following weighted-average assumptions for grants in 2004, 2003 and 2002: dividend yield of 0.58%, 0.65%, and 0.00%, respectively; risk-free interest rates of 3.69%, 2.45% and 4.33%, respectively; the expected lives of options of 5 years; and a volatility of 30.84%, 32.64% and 29.76%, respectively. The weighted average fair value of options granted during the year is as follows:

	2004	2003	2002

Weighted-average fair value of options granted at-the-money	$6.61	$4.76	$5.34
Weighted-average fair value of all options granted during the year	$6.61	$4.76	$5.34

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about stock options outstanding and exercisable at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$0.10 to $2.50	341,000	*	$1.62	341,000	$1.62
$2.51 to $5.58	397,634	2.1	4.33	397,634	4.33
$5.59 to $7.63	170,700	3.9	6.35	170,700	6.35
$7.64 to $10.10	964,306	4.5	9.02	806,888	8.92
$10.11 to $18.32	2,441,710	7.6	15.15	613,672	14.78
$18.33 to $20.96	388,400	7.9	19.55	126,020	20.01
$20.97 to $24.00	671,951	9.5	21.17	—	—

$0.10 to $24.00	5,375,701	*	$13.18	2,455,914	$9.02

*	All options with an exercise price between $0.10 to $2.50 are exercisable while the employee remains an employee at the Company.

Restricted Stock
      The Company granted Awards covering 147,390, 107,000, and 236,000 shares of common stock at a weighted-average fair value of $20.92, $15.26, and $16.15 in 2004, 2003, and 2002, respectively. The majority of the shares covered by the Awards granted in 2004 vest over a four year period commencing on the date of the grant. The shares covered by these Awards granted in prior years generally vest over a five year period commencing on the date of grant; provided, however, that 100% of the shares may vest earlier if certain performance standards have been met by the Company.
      In accordance with APB 25, compensation expense is recognized for performance-based restricted stock awards granted under the Omnibus Plan and its predecessor plan. The Company has recognized $1.8 million, $1.5 million, and $834,000 of compensation expense in connection with the above Awards in 2004, 2003, and 2002, respectively.
      A summary of the status of the Company’s restricted stock awards as of December 31, 2004, 2003, and 2002 and the change during the years is as follows:

	2004	2003	2002

	Number	Number	Number
	of Shares	of Shares	of Shares

Outstanding at beginning of the year	293,810	324,528	94,670
Awards granted	147,390	107,000	236,000
Awards vested	(103,310)	(128,690)	—
Awards cancelled	(5,700)	(9,028)	(6,142)

Outstanding at end of year	332,190	293,810	324,528

Shares available for award at end of year	1,351,610	177,500	275,472

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-Employee Directors Deferred Fee Plan
      On November 28, 2001, the Directors of the Company approved and adopted a Non-Employee Directors Deferred Fee Plan. This plan, as amended and restated, was approved by the Company’s shareholders at the May 5, 2004 annual meeting. Pursuant to this plan, each Director of the Company and each Director of the Bank may elect to defer receipt of all or one-half of his compensation for serving as a director, committee member or committee chairman for a period of time selected by the Director that terminates no later than the date he ceases to be a Board member. The deferred amounts credited to his account during each calendar quarter are deemed to be invested in a number of shares of the Company’s common stock determined by dividing the amount of the Director’s compensation deferred for that quarter by the closing sale price of the common stock reported by NASDAQ on the last trading day of the quarter and multiplying that result by 1.25 (rounding up to the nearest whole share). Payment from the Director’s account will commence as soon as reasonably practicable after the earlier of the director’s termination as a member of the Company’s or Bank’s Board of Directors or the date specified by the director when he elects to make the deferral. The payment from each account will be either lump sum or up to five installments of the Company’s common stock. A total of 125,000 shares of Company common stock have been reserved for issuance under the Non-Employee Directors Deferred Fee Plan. The Company has credited 102,301 phantom stock units to Director accounts under this plan.

Benefit Plans
      The Company has adopted a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees (“the 401(k) Plan”). Each year the Company determines, at its discretion, the amount of matching contributions. The Company presently matches 100% of the employee contributions not to exceed 5% of the employee’s annual compensation. Total plan expense charged to the Company’s operations for the years ended December 31, 2004, 2003, and 2002 was $3.2 million, $3.0 million, and $2.5 million, respectively.
      The 401(k) Plan provides that the Company may contribute shares of common stock of the Company (valued at the fair market value on the date of contribution) instead of cash. No shares were issued to the 401(k) Plan in 2004, 2003, and 2002.

15.	Earnings Per Common Share
      Earnings per common share is computed as follows:

	Year Ended December 31,

	2004	2003	2002

	(In thousands,
	except per share amounts)
Net income	$68,543	$60,729	$59,206
Divided by average common shares and common share equivalents:
Average common shares outstanding	69,104	68,088	66,952
Average common shares issuable under the stock option plan	1,771	1,628	1,940

Total average common shares and common share equivalents	70,875	69,716	68,892

Basic earnings per common share	$0.99	$0.89	$0.88

Diluted earnings per common share	$0.97	$0.87	$0.86

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Stock options outstanding of 340,557, 288,330, and 297,468 for the years ended December 2004, 2003, and 2002, respectively, have not been included in diluted earnings per share because to do so would have been antidilutive for the periods presented. Stock options are antidilutive when the exercise price is higher than the current market price of the Company’s common stock.

16.	Commitments and Contingencies

Litigation
      The Company is involved in various litigation that arises in the normal course of business. In the opinion of management, after consultation with its legal counsel, such litigation is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Leases
      The Company leases certain office facilities and office equipment under operating leases. Rent expense for the years ended December 31, 2004, 2003 and 2002 was $6.1 million, $5.0 million, and $5.4 million, respectively. Future minimum lease payments due under noncancelable operating leases at December 31, 2004 are as follows:

Year Ending
December 31,

(Dollars in thousands)
2005	$4,983
2006	4,506
2007	3,797
2008	5,371
2009	5,073
Thereafter	33,004

$56,734

      The Company leases a portion of the available space in owned buildings that is not utilized. Lease rental income for years ended December 31, 2004, 2003, and 2002 was $2.3 million, $1.9 million, and $1.5 million, respectively. Lease rental income and rent expense are included in other operating income and other operating expenses, respectively, on the consolidated statement of income.
      At December 31, 2004, future minimum lease payments to be received from long-term leases are as follows:

Year Ending
December 31,

(Dollars in thousands)
2005	$946
2006	760
2007	397
2008	33
2009	2
Thereafter	—

$2,138

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Regulatory Capital Compliance
      The Company and the Bank are subject to regulatory risk-based capital requirements that assign risk factors to all assets, including off-balance sheet items such as loan commitments and standby letters of credit. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. “Tier 1 capital” includes, generally, common shareholders’ equity and qualifying noncumulative perpetual preferred stock together with related surplus, qualifying cumulative perpetual preferred stock, trust preferred securities, and minority interest in equity accounts of consolidated subsidiaries less deductions for goodwill, intangible assets, and certain other items. Some components of Tier 1 capital are restricted in the amounts which may be included. “Tier 2 capital” may consist of limited amounts of subordinated debt, certain hybrid capital instruments and other debt securities, certain preferred stock not qualifying as Tier 1 capital, and the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”
      In conjunction with risk-based capital guidelines, the regulators have also adopted guidelines that supplement the risk-based capital guidelines with a minimum leverage ratio of Tier 1 capital to average total consolidated assets (“Tier 1 leverage ratio”) of 3.0% for institutions with well diversified risk, including no undue interest rate exposure, excellent control systems, high liquidity, good earnings, well managed on- and off-balance sheet activities that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a Tier 1 leverage ratio of at least 4.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels.
      As of December 31, 2004, the most recent notification from the regulators categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the category.
      The following table compares the Company’s and the Bank’s reported leverage and risk-weighted capital ratios as of December 31, 2004 and 2003 to the minimum regulatory standards:

						Minimum to Be Well
						Capitalized Under
			Minimum Capital			Prompt Corrective
	Actual		Requirement			Action Provisions

	Amount	Ratio	Amount	Ratio		Amount	Ratio

	(Dollars in thousands)
As of December 31, 2004
Total Capital (to Risk Weighted Assets):
The Company	$683,804	11.02%	$496,231	8.00%		$620,289	10.00%
The Bank	676,090	10.91	495,559	8.00		619,449	10.00
Tier 1 Capital (to Risk Weighted Assets):
The Company	559,396	9.02	248,115	4.00		372,173	6.00
The Bank	626,074	10.11	247,780	4.00		371,670	6.00
Tier 1 Capital (to Adjusted Average Assets):
The Company	559,396	7.81	286,337	4.00	(1)	357,921	5.00
The Bank	626,074	8.77	285,522	4.00	(1)	356,903	5.00

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

						Minimum to Be Well
						Capitalized Under
			Minimum Capital			Prompt Corrective
	Actual		Requirement			Action Provisions

	Amount	Ratio	Amount	Ratio		Amount	Ratio

	(Dollars in thousands)
As of December 31, 2003
Total Capital (to Risk Weighted Assets):
The Company	$558,858	11.90%	$375,630	8.00%		$469,537	10.00%
The Bank	504,960	10.77	375,132	8.00		468,915	10.00
Tier 1 Capital (to Risk Weighted Assets):
The Company	515,850	10.99	187,815	4.00		281,722	6.00
The Bank	461,438	9.84	187,566	4.00		281,349	6.00
Tier 1 Capital (to Adjusted Average Assets):
The Company	515,850	9.15	225,448	4.00	(1)	281,810	5.00
The Bank	461,438	8.20	225,223	4.00	(1)	281,529	5.00

(1)	The Tier 1 leverage ratio consists of Tier 1 capital divided by quarterly average total assets, excluding goodwill, core deposits intangibles, and certain other items. The minimum leverage ratio guideline is 3% for institutions with well diversified risk, including no undue interest rate exposure, excellent control systems, high liquidity, good earnings, well managed on- and off-balance sheet activities that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth.
      The Bank is subject to regulations and, among other things, may be limited in its ability to pay dividends or otherwise transfer funds to the holding company. During 2004 and 2003, the Bank and non-bank subsidiaries declared and paid dividends to the holding company of $64.4 million and $51.0 million, respectively. As of December 31, 2004, approximately $66.7 million was available for payment of dividends by the Bank to the Company under these restrictions without regulatory approval.
      In addition, dividends paid by the Bank to the holding company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.
      The trust preferred securities issued by the Trusts are included in the Tier 1 capital of the Company for regulatory capital purposes. The Federal Reserve Board may in the future disallow inclusion of trust preferred securities as Tier 1 capital due to the requirements of FIN No. 46. On February 28, 2005, the Federal Reserve Board issued final rules that provide that trust preferred securities may continue to be included in Tier 1 capital subject to quantitative limitations and to deductions for goodwill less any associated deferred tax liability. As of December 31, 2004, if the Company were not permitted to include the $145.0 million in trust preferred securities in its Tier 1 capital, the Company would still meet the regulatory minimums required to be adequately capitalized.
      Included in the Tier 2 capital of the Company for regulatory capital purposes is $75.0 million in senior subordinated debentures issued on September 22, 2004. If the subordinated debt ceases to qualify as Tier 2 capital under the applicable rules and regulations promulgated by the Board of Governor of the Federal Reserve System, the Company and the lender may restructure the debt as a senior unsecured obligation of the Company or the Company may repay the debt.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Segment Information
      The Company has two operating segments: the bank and the mortgage company. Each segment is managed separately because each business requires different marketing strategies and each offers different products and services.
      The Company evaluates each segment’s performance based on the revenue and expense from its operations. Intersegment financing arrangements are accounted for at current market rates as if they were with third parties.
      Summarized financial information by operating segment for the years ended December 31, 2004, 2003 and 2002 follows:

	Year Ended December 31,

	2004				2003

	Bank	Mortgage	Eliminations	Consolidated	Bank	Mortgage	Eliminations	Consolidated

	(Dollars in thousands)
Interest income	$273,942	$15,544	$(6,257)	$283,229	$226,222	$15,571	$(5,549)	$236,244
Interest expense	56,677	6,257	(6,257)	56,677	45,725	5,549	(5,549)	45,725

Net interest income	217,265	9,287	—	226,552	180,497	10,022	—	190,519
Provision for loan losses	6,090	4,122	—	10,212	11,036	814	—	11,850
Noninterest income	91,938	4,567	—	96,505	76,955	6,254	—	83,209
Noninterest expense	209,432	7,179	—	216,611	165,829	7,913	—	173,742

Income before income taxes	$93,681	$2,553	$—	$96,234	$80,587	$7,549	$—	$88,136

Total assets	$7,474,551	$387,878	$(356,826)	$7,505,603	$5,917,762	$287,725	$(258,354)	$5,947,133

	Year Ended December 31, 2002

	Bank	Mortgage	Eliminations	Consolidated

	(Dollars in thousands)
Interest income	$225,974	$15,821	$(6,201)	$235,594
Interest expense	59,779	6,201	(6,201)	59,779

Net interest income	166,195	9,620	—	175,815
Provision for loan losses	10,746	291	—	11,037
Noninterest income	66,209	927	—	67,136
Noninterest expense	139,375	6,340	—	145,715

Income before income taxes	$82,283	$3,916	$—	$86,199

Total assets	$5,148,137	$289,021	$(263,954)	$5,173,204

      Intersegment interest was paid to the Bank by the mortgage company in the amount of $6.3 million, $5.5 million, and $6.2 million for the years ended December 31, 2004, 2003, and 2002, respectively. Advances from the Bank to the mortgage company of $356.8 million, $258.4 million, and $264.0 million were eliminated in consolidation at December 31, 2004, 2003, and 2002, respectively.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Financial Instruments with Off-Balance Sheet Risk and Concentrations of Credit Risk
      In the normal course of business, the Company becomes a party to various financial transactions which, in accordance with generally accepted accounting principles, are not included in its consolidated balance sheet. These transactions involve various risks, including market and credit risk. Since these transactions generally are not funded, they do not necessarily represent future liquidity requirements. The Company offers these financial instruments to enable its customers to meet their financing objectives and to manage their interest rate risk. Supplying these instruments provides the Company with an ongoing source of fee income. These financial instruments include loan commitments, letters of credit, commitments to sell mortgage loans to permanent investors and financial guarantees on GNMA mortgage-backed securities administered. The Company has commitments to make additional equity investments in enterprises that primarily make investments in middle market businesses in the form of debt and equity capital. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the financial statements.
      The amount of the Company’s financial instruments with off-balance sheet risk as of December 31, 2004 and 2003 is presented below:

	December 31,

	2004	2003
	Contract	Contract
	Amount	Amount

	(Dollars in thousands)
Unfunded loan commitments including unfunded lines of credit	$2,720,246	$2,135,973
Standby letters of credit	352,555	227,041
Commercial letters of credit	19,496	9,528
Unfunded commitments to unconsolidated investees	12,621	3,753
Commitments to sell mortgage loans	12,609	10,577
Guarantees on GNMA securities administered	82,073	86,045
      The Company’s exposure to credit loss in the event of nonperformance by the other party to the loan commitments and letters of credit is limited to the contractual amount of those instruments. The Company uses the same credit policies in evaluating loan commitments and letters of credit as it does for on-balance sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments by the Company to guarantee the performance of a customer to a third party. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property, plant and equipment, and real property. As of December 31, 2004 and December 31, 2003, $402,000 and $248,000, respectively, has been recorded as a liability for the fair value of the Company’s potential obligations under these agreements.
      The contract amounts for commitments to sell mortgage loans to permanent investors represent an agreement to sell mortgages currently in the process of funding and commitment terms are generally less than 90 days. The balance at any given date represents recent activity at the mortgage company. The contract amount does not represent exposure to credit loss.
      The Company administers GNMA mortgage-backed securities on which it guarantees payment of monthly principal and interest to the security holders. The underlying loans are guaranteed by FHA and VA

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
mortgage insurance and are collateralized by real estate. In the event of mortgagor default, the Company may only incur losses of costs that may exceed reimbursement limitations established by FHA or VA. The Company believes its exposure is immaterial, and the contract amount does not represent the Company’s exposure to credit loss.
      The Company originates real estate, commercial, construction and consumer loans primarily to customers in the eight county area in and around Houston. Although the Company has a diversified loan portfolio, a substantial portion of its customers’ ability to honor their contracts is dependent upon the local Houston economy and the real estate market.
      The Company maintains funds on deposit at correspondent banks which at times exceed the federally insured limits. Management of the Company monitors the balance in these accounts and periodically assesses the financial condition of correspondent banks.

20.	Fair Values of Financial Instruments
      The fair value of financial instruments provided below represents estimates of fair values at a point in time. Significant estimates regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These estimates are subjective in nature and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the amounts estimated.
      The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers is only reflected for deposits acquired through mergers accounted for as a purchase. The value of these unrecorded items is believed to be significant.
      Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Company’s fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Company.
      The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:
      Cash and Cash Equivalents: The carrying amounts for cash and cash equivalents approximate their fair values.
      Securities: Fair values for investment securities are based on quoted market prices. The fair value of stock in the Federal Home Loan Bank of Dallas and the Federal Reserve Bank is estimated to be equal to its carrying amount given it is not a publicly traded equity security, it has an adjustable dividend rate, and transactions in the stock are executed at the stated par value.
      Loans Held for Sale: Fair values of loans held for sale are estimated based on outstanding commitments from investors or current market prices for similar loans.
      Loans and Accrued Interest Receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value of all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The carrying amount of accrued interest approximates its fair value.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Derivatives. Fair value is defined as the amount that the Company would receive or pay to terminate the contracts at the reporting date. Market or dealer quotes are used to value the instruments.
      Off-Balance-Sheet Instruments: The fair values of the Company’s lending commitments, letters of credit, commitments to sell loans and guarantees are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of the Company’s option contracts are based on the estimated amounts the Company would receive from terminating the contracts at the reporting date.
      Deposit Liabilities and Accrued Interest Payable: The fair values disclosed for demand deposits (e.g. interest and noninterest checking and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for fixed-rate time deposits are estimated using a discounted cash flow analysis, using interest rates currently being offered on certificates with similar remaining maturities. The carrying amount of accrued interest approximates its fair value.
      Borrowings: The fair value of federal funds purchased, securities sold under repurchase agreements, senior subordinated debentures, junior subordinated deferrable interest debentures, and other borrowings are estimated using discounted cash flow analysis using interest rates currently offered for borrowings with similar maturities.
      The following table summarizes the carrying values and estimated fair values of financial instruments (all of which are held for purposes other than trading):

	December 31, 2004		December 31, 2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(Dollars in thousands)
ASSETS
Cash and due from banks	$327,558	$327,558	$390,890	$390,890
Federal funds sold and other cash equivalents	14,417	14,417	94,908	94,908
Securities	1,985,237	1,985,773	1,549,398	1,549,398
Loans held for sale	107,404	107,512	96,899	96,899
Loans held for investment	4,539,578	4,526,456	3,491,673	3,469,022
Allowance for loan losses	(49,408)	(49,408)	(41,611)	(41,611)
Accrued interest receivable	30,200	30,200	21,630	21,630

LIABILITIES
Deposits	$5,620,043	$5,064,643	$4,403,239	$4,092,790
Securities sold under repurchase agreements	273,344	273,344	285,571	285,460
Borrowings	994,520	996,175	731,359	732,099
Accrued interest payable	2,902	2,902	1,822	1,822
      The fair value of the Company’s derivatives and off-balance sheet financial instruments was immaterial at December 31, 2004 and 2003.

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

21.	Supplemental Cash Flow Information
      Supplemental cash flow information for the years ended December 31, 2004, 2003, and 2002 is as follows:

	December 31,

	2004	2003	2002

	(Dollars in thousands)
Cash paid for interest	$55,597	$45,557	$60,687
Cash paid for income taxes	27,884	30,850	13,050
Non-cash investing and financing activities:
Loans transferred to foreclosed real estate	10,489	4,393	1,115
Issuance of common stock for the Klein acquisition	15,802	—	—
      On July 1, 2003, the Company purchased all of the capital stock of Maxim for $63.0 million. On January 31, 2004, the Company purchased all of the capital stock of Reunion for $50.0 million. On October 1, 2004, the Company purchased all of the capital stock of Klein for $165.0 million. In conjunction with these acquisitions, liabilities were assumed as follows:

	Maxim	Reunion	Klein
	July 1, 2003	January 31, 2004	October 1, 2004

	(Dollars in thousands)
Fair value of assets acquired	$348,788	$261,523	$713,074
Cash paid for the capital stock	(63,040)	(50,000)	(165,000)

Liabilities assumed	$285,748	$211,523	$548,074

22.	Parent Company Only Condensed Financial Statements
      The balance sheet, statement of income and statement of cash flows for the parent company are as follows:
BALANCE SHEET

	December 31,

	2004	2003

	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$943	$48,720
Securities — available for sale	—	2,257
Investment in subsidiary	801,643	498,784
Other assets	2,962	2,053

Total assets	$805,548	$551,814

LIABILITIES AND SHAREHOLDERS’ EQUITY
Senior subordinated debenture	$75,000	$—
Junior subordinated deferrable interest debentures	149,486	51,547
Accrued interest payable	645	493
Other liabilities	3	453
Shareholders’ equity	580,414	499,321

Total liabilities and shareholders’ equity	$805,548	$551,814

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
STATEMENT OF INCOME

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Interest income on securities	$86	$100	$118
Interest expense on borrowings	3,561	516	106

Net interest expense	(3,475)	(416)	12

Other income:
Dividends received from subsidiary	64,400	51,000	10,980
Other operating income	9	—	—
Gain on sale of securities	6	—	334

Total other income	64,415	51,000	11,314

Operating expenses	2,133	1,661	953
Equity in undistributed income of subsidiary	7,742	11,067	48,643

Income before income taxes	66,549	59,990	59,016
Income tax benefit	(1,994)	(739)	(190)

Net income	$68,543	$60,729	$59,206

SOUTHWEST BANCORPORATION OF TEXAS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
STATEMENT OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(Dollars in thousands)
Cash flows from operating activities:
Net income	$68,543	$60,729	$59,206
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiary	(7,742)	(11,067)	(48,643)
Gain on sale of securities	(6)	—	—
Amortization	1,766	1,498	853
Increase in other assets	(774)	(189)	(186)
Increase (decrease) in accrued interest payable and other liabilities	(298)	946	—

Net cash provided by operating activities	61,489	51,917	11,230

Cash flow from investing activities:
Purchase of securities available for sale	(3)	(2,128)	(7,968)
Sales of securities available for sale	2,258	12,025	—
Contributions to subsidiaries	(191,066)	(145,413)	(845)
Purchase of Maxim, net of cash acquired of $142,658	—	79,618	—
Purchase of Reunion, net of cash acquired of $30,596	(19,404)	—	—
Purchase of Klein, net of cash acquired of $78,060	(71,138)	—	—

Net cash used in investing activities	(279,353)	(55,898)	(8,813)

Cash flows from financing activities:
Proceeds from borrowings	172,939	51,547	—
Payments on borrowings	—	—	(10,000)
Payments of dividends on common stock	(8,301)	(3,418)	—
Net proceeds from issuance of common stock	6,757	4,715	7,842
Purchase of treasury stock	(1,308)	(416)	—

Net cash provided by (used in) financing activities	170,087	52,428	(2,158)

Net increase (decrease) in cash and cash equivalents	(47,777)	48,447	259
Cash and cash equivalents at beginning of period	48,720	273	14

Cash and cash equivalents at end of period	$943	$48,720	$273